Exhibit 99.(a)(1)(i)

Offer to Purchase for Cash
By
GP STRATEGIES CORPORATION

Of Up to $80 Million in Value of Shares of its Common Stock
At a Purchase Price Not Greater than $29.00 per Share
Nor Less Than $26.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE
DAY, 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 29, 2014, UNLESS THE OFFER IS
EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

GP Strategies Corporation, a Delaware corporation (the “Company,” “GP Strategies,” “we,” “our” or “us”), invites our stockholders to tender up to $80 million in value of shares of our common stock, par value $0.01 per share (the “Shares”), for purchase by us at a price not greater than $29.00 nor less than $26.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date we will select the lowest purchase price, not greater than $29.00 nor less than $26.00 per Share (such purchase price, the “Final Purchase Price”), that will allow us to purchase $80 million in value of Shares, or such lower amount equal to the value of the Shares properly tendered and not properly withdrawn. All Shares purchased in the Offer will be purchased at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, Shares having an aggregate value in excess of $80 million are properly tendered and not properly withdrawn. Shares not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the Expiration Date.

We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, in each case subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1, Section 3 and Section 4.

As of August 29, 2014, we had 19,109,525 Shares outstanding. At the maximum Final Purchase Price of $29.00 per Share, we could purchase 2,758,621 Shares if the Offer is fully subscribed, which would represent approximately 14.4% of our issued and outstanding Shares as of August 29, 2014. At the minimum Final Purchase Price of $26.00 per Share, we could purchase 3,076,923 Shares if the Offer is fully subscribed, which would represent approximately 16.1% of our issued and outstanding Shares as of August 29, 2014.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

The Shares are listed and traded on the New York Stock Exchange under the symbol “GPX.” On August 29, 2014, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $25.22 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, WELLS FARGO SECURITIES, LLC, THE DEALER MANAGER FOR THE OFFER (THE “DEALER MANAGER”), MACKENZIE PARTNERS, INC., THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR COMPUTERSHARE TRUST COMPANY, N.A., THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

We have been advised that some of our directors and executive officers who own Shares intend to tender shares in the Offer. We have also been advised that neither Mr. Daniel M. Friedberg nor Sagard Capital Partners, L.P. (“Sagard Capital”), our largest stockholder (with whom Mr. Friedberg is associated), will tender any Shares beneficially owned by him or Sagard Capital. See Section 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other Offer documents, you should contact the Information Agent, who will promptly furnish to stockholders additional copies of these materials at our expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

Wells Fargo Securities, LLC

September 2, 2014

IMPORTANT

If you want to tender all or any portion of your Shares, you must do one of the following prior to 12:00 midnight, New York City time, at the end of the day on September 29, 2014 (unless the Offer is extended):

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•

if you hold certificates in your own name or hold Shares in book-entry form as a registered holder, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates, if applicable, for your Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at one of the addresses shown on the back cover of this Offer to Purchase;

•	if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3;

•

if you are a holder of vested options to purchase Shares, subject to Company policies and practices, you may exercise your vested options to purchase Shares and tender such Shares in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason; or

•

if you are a participant who has an interest in the employer stock fund in the GP Retirement Savings Plan, you must follow procedures described by the agent for the Company and you will have an earlier deadline for submitting your direction.

If you want to tender your Shares but (a) your certificates for the Shares are not immediately available, or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

To properly tender Shares, you must validly complete the Letter of Transmittal. If you are a participant in the GP Retirement Savings Plan, to properly tender Shares, you must validly follow the tender instructions provided by the agent for the Company.

If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered At Price Determined Under The Offer.” If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $26.00 per Share. You should understand that this election may lower the Final Purchase Price and could result in your Shares being purchased at the minimum price of $26.00 per Share. The last reported sale price of the Shares on the New York Stock Exchange on August 29, 2014, the last full trading day prior to the commencement of the Offer, was $25.22 per Share.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

If you have any questions regarding the Offer, please contact MacKenzie Partners, Inc., the Information Agent for the Offer, at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free), or Wells Fargo Securities, LLC, the Dealer Manager for the Offer, at (877) 450-7515 (toll-free).

References herein to our Board of Directors include any authorized committee thereof.

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH INFORMATION OR REPRESENTATION, AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

i

ii

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my Shares?

The issuer of the Shares, GP Strategies Corporation, a Delaware corporation, which we refer to as the “Company,” “GP Strategies,” “we,” “our” or “us,” is offering to purchase the Shares. See Section 1.

What is GP Strategies offering to purchase?

We are offering to purchase up to $80 million in value of Shares. See Section 1.

What is the purpose of the Offer?

We believe that the Offer is a prudent use of our financial resources given our business profile, assets and current market price. The Offer expresses our confidence in the Company’s business, our market position and the long-term growth potential of our industry. The Offer is an element of our overall plan to return capital to our stockholders and enhance stockholder value as we realize the potential of the strategic initiatives we are making in the business and deploy our capital resources and balance sheet to maximize return.

We believe that the modified “Dutch auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company at no additional cost to them. Our largest stockholder, Sagard Capital, has advised us that it does not intend to tender any Shares in the Offer. Sagard Capital’s ownership would increase to approximately 21.5% of our issued and outstanding Shares if the Offer is fully subscribed at the maximum Final Purchase Price of $29.00 per Share. Sagard Capital’s ownership would increase to approximately 21.9% of our issued and outstanding Shares if the Offer is fully subscribed at the minimum Final Purchase Price of $26.00 per Share. See Section 2, Section 9 and Section 11.

The Offer also provides our stockholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, “odd lot holders” who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares. See Section 1 and Section 2.

How many Shares will we purchase in the Offer?

We will purchase up to $80 million in value of Shares in the Offer or such lower amount equal to the value of the Shares properly tendered and not properly withdrawn. At the maximum Final Purchase Price of $29.00 per Share, we could purchase 2,758,621 Shares if the Offer is fully subscribed, which would represent approximately 14.4% of our issued and outstanding Shares as of August 29, 2014. At the minimum Final Purchase Price of $26.00 per Share, we could purchase 3,076,923 Shares if the Offer is fully subscribed, which would represent approximately 16.1% of our issued and outstanding Shares as of August 29, 2014. If, based on the Final Purchase Price, more than $80 million in value of Shares are properly tendered and not properly withdrawn, we will purchase all Shares tendered at or below the Final Purchase Price on a pro rata basis, except for “odd lots” (of fewer than 100 Shares), which we will purchase on a priority basis. Notwithstanding the foregoing, you will not be entitled to the odd lots preference with respect to shares tendered under the GP Retirement Savings Plan. See Section 1.We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned on any minimum number of Shares being tendered, but is subject to certain other conditions. See Section 7.

In accordance with the rules of the SEC, we may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1.

What will the purchase price for the Shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to sell your Shares. The price range for the Offer is $26.00 to $29.00 per Share. We will select the lowest purchase price, not greater than $29.00 nor less than $26.00 per Share, that will allow us to purchase $80 million in value of Shares, based on the number of Shares tendered, or, if fewer Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn. We will purchase all Shares at the Final Purchase Price, even if you have selected a purchase price lower than the Final Purchase Price, but we will not purchase any Shares tendered at a price above the Final Purchase Price.

If you are a participant in the GP Retirement Savings Plan, you should be aware that the plan is prohibited from selling Shares to us for a price less than the prevailing market price. Accordingly, if you follow the procedures to elect to tender Shares held in your account under the GP Retirement Savings Plan, and the last reported sale price of the Shares on the New York Stock Exchange on or about the Expiration Date is more than the Final Purchase Price, Shares held under the plan will not be eligible to participate, and your direction to tender plan Shares automatically will be withdrawn. See Sections 1 and 5.

If you wish to maximize the chance that we will purchase your Shares, you should check the box in the section entitled “Shares Tendered At Price Determined Under The Offer” in the section of the Letter of Transmittal captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered,” indicating that you will accept the Final Purchase Price. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your Shares being purchased at the minimum price of $26.00 per Share. The last reported sale price of the Shares on the New York Stock Exchange on August 29, 2014, the last full trading day prior to the commencement of the Offer, was $25.22 per Share.

If we purchase your Shares in the Offer, we will pay you the Final Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.

How will we pay for the Shares?

We plan to use funds borrowed under an amendment and restatement of our existing credit facility, which includes the addition of a term loan facility, to purchase Shares in the Offer and to pay all related fees and expenses. The maximum value of Shares purchased in the Offer will be $80 million. We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, will be approximately $81 million. See Section 9.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire at the end of the day, 12:00 midnight, New York City time, on September 29, 2014, unless we extend the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason in accordance with applicable law. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. See Section 3. Similarly, if you are a participant who has an interest in the employer stock fund in the GP Retirement Savings Plan, there will be an earlier deadline for accepting the Offer. GP Retirement Savings Plan participants should confirm their deadlines by carefully reading the materials provided to them. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion in accordance with applicable law. If we extend the Offer, we may delay the acceptance of any Shares that have been tendered. See Section 14. We can terminate the Offer under certain circumstances. See Section 7.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions being satisfied or waived on or prior to the Expiration Date, including:

•	no legal action shall have been threatened, pending or taken that might adversely affect the Offer;

•

no general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

•

no decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the United States or the New York Stock Exchange, the Dow Jones Industrial Average or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on August 29, 2014, the last trading day prior to commencement of the Offer, shall have occurred;

•

no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States shall have occurred on or after September 2, 2014, nor shall any material escalation of any war or armed hostilities which had commenced prior to September 2, 2014 have occurred;

•

no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the Shares shall have occurred;

•	no person shall have proposed, announced or made a tender or exchange offer for the Shares (other than the Offer), merger, business combination or other similar transaction involving us;

•	no person (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares (other than as publicly disclosed in a filing with the SEC on or before August 29, 2014). In addition, no new group shall have been formed since August 29, 2014, that beneficially owns more than 5% of the outstanding Shares;

•

no person (including a group) that has publicly disclosed in a filing with the SEC on or before August 29, 2014 that it has beneficial ownership of more than 5% of the outstanding Shares shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 2% or more of the outstanding Shares;

•

no person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries’ assets or securities;

•	no material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects shall have occurred during the Offer; and

•

we shall not have determined that as a result of the consummation of the Offer and the purchase of Shares that there will be a reasonable likelihood that the Shares either (1) will be held of record by fewer than 300 persons or (2) will be delisted from the New York Stock Exchange or be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

See Section 7 for a complete list of the conditions to the Offer. Each of the conditions is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. The Offer is not conditioned on any minimum number of Shares being tendered.

How do I tender my Shares?

If you want to tender all or any portion of your Shares, you must do one of the following prior to 12:00 midnight, New York City time, at the end of the day on September 29, 2014, or any later time and date to which the Offer may be extended:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•

if you hold certificates in your own name or hold Shares in book-entry form as a registered holder, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates, if applicable, for your Shares and any other documents required by the Letter of Transmittal, to the Depositary at one of the addresses shown on the back cover of this Offer to Purchase;

•	if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3;

•

if you are a holder of vested options to purchase Shares, subject to Company policies and practices, you may exercise your vested options to purchase Shares and tender such Shares in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason; or

•

if you are a participant who has an interest in the employer stock fund in the GP Retirement Savings Plan, you must follow procedures described by the agent for the Company and you will have an earlier deadline for submitting your direction.

If you want to tender your Shares but (a) your certificates for the Shares are not immediately available, or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

If you have any questions regarding the Offer, please contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the Letter of Transmittal. Please see the Special Instructions below if you wish to follow the procedures to tender Shares held in the GP Retirement Savings Plan.

How do participants who hold shares in the GP Retirement Savings Plan whose Shares are held by the plan trustee participate in the Offer?

Participants in the GP Retirement Savings Plan whose Shares are held by the trustee may not use the Letter of Transmittal to direct the tender of Shares held in the plan account but instead must follow the separate instructions that will be sent to plan participants from the agent for the Company. These instructions will require that a plan participant who wishes to direct the to tender of Shares held under the plan complete and execute a Direction Form provided with the separate instructions. The separate instructions will include instructions as to where to send the Direction Form and will include separation instructions regarding the procedures that must followed (including electing a percentage of the participant’s account rather than a whole number of Shares for tender). For administrative reasons, the deadline for submitting Direction Forms will be earlier than the expiration date of the Offer. GP Retirement Savings Plan participants should confirm their deadlines by carefully reading the materials provided to them by the agent. See Section 3.

Can I conditionally tender my Shares?

You may tender Shares subject to the condition that a specified minimum number of your Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. Participants in the GP Retirement Savings Plan cannot conditionally tender. See Section 6.

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

Yes. You may withdraw any Shares you have tendered at any time before 12:00 midnight, New York City time, at the end of the day on September 29, 2014, unless we extend the Offer, in which case you may withdraw your Shares until the Expiration Date, as extended. Please note, however, that if you elect to follow the procedures to tender Shares held in the GP Retirement Savings Plan, you will have an earlier deadline for withdrawing shares you have previously directed to be tendered. GP Retirement Savings Plan participants should confirm their deadlines by carefully reading the materials provided by the agent for the Company. If we have not accepted for payment the Shares you have instructed to be tendered to us, you may also withdraw your Shares at any time after 12:00 midnight, New York City time, at the end of the day on October 28, 2014. See Section 4.

How do I withdraw Shares I previously tendered?

To properly withdraw Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. Participants in the GP Retirement Savings Plan will receive separate instructions detailing how to direct the withdrawal of tendered plan Shares. These instructions will set an earlier deadline for directing to withdraw plan Shares for administrative reasons.

In what order will you purchase the tendered Shares?

We will purchase Shares in the following order:

•

first, we will purchase all Shares properly tendered by any odd lot holder (holders of fewer than 100 Shares) at or below the Final Purchase Price and not properly withdrawn (please note that this preference does not apply to Shares held in the stock fund in the GP Retirement Savings Plan);

•

second, after the purchase of all of the Shares properly tendered by odd lot holders at or below the Final Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase all other Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

•

third, only if necessary to permit us to purchase $80 million in value of Shares (or such greater amount as we may elect to pay, subject to applicable law), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

Therefore, it is possible that we will not purchase all of the Shares that you tender even if you tender them at or below the Final Purchase Price. See Section 1.

Following the Offer, will you continue as a public company?

Yes. It is a condition of our obligation to purchase Shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that the Shares will be held by fewer than 300 persons or that the Shares will be delisted from the New York Stock Exchange or will be eligible for deregistration under the Exchange Act. See Section 2 and Section 7.

What is GP Strategies’ Board of Directors’ position on the Offer?

While the Board has authorized the Offer, it has not, nor has the Company, the Dealer Manager, the Information Agent or the Depositary, made, and is not making, any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. You must make your own decisions as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including our reasons for making the Offer. You are urged to discuss your decisions with your own tax advisors, financial advisors and/or brokers. See Section 2.

Will GP Strategies’ directors and executive officers tender Shares in the Offer?

We have been advised that some of our directors and executive officers who own Shares intend to tender shares in the Offer. We have also been advised that neither Mr. Daniel M. Friedberg nor Sagard Capital (with whom Mr. Friedberg is associated), will tender any Shares beneficially owned by him or Sagard Capital. See Section 11.

What will happen if I do not tender my Shares?

Stockholders who decide not to tender will own a greater percentage interest in the Company’s outstanding Shares following the consummation of the Offer. See Section 2.

When and how will you pay me for the Shares I tender?

Promptly after the Expiration Date, we will pay the Final Purchase Price net to the seller, in cash, less applicable withholding taxes and without interest, for the Shares we purchase. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Shares until at least five business days after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.

If I am a holder of vested stock options, how do I participate in the Offer?

If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

What is the recent market price of my Shares?

On August 29, 2014, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares on the New York Stock Exchange was $25.22 per Share. You are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Shares. See Section 8.

Will I have to pay brokerage commissions if I tender my Shares?

If you are a registered stockholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. Participants in the GP Retirement Savings Plan whose Shares are held in the stock fund by the plan trustee will not incur any additional brokerage commissions. See the Introduction and Section 3.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

We are not aware of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action or notice filings be required, we presently contemplate that we will seek that approval or other action and make or cause to be made such notice filings. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Sections 7 and 12.

What are the U.S. federal income tax consequences if I tender my Shares?

If you are a U.S. Holder (as defined in Section 13), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered Shares generally will be treated for U.S. federal income tax purposes either as (i) consideration received in respect of a sale or exchange of the Shares or (ii) a distribution from us in respect of Shares. Special tax consequences may apply with respect to Shares tendered through GP Retirement Savings Plan. See Sections 3 and 13.

If you are a Non-U.S. Holder (as defined in Section 13), you will be subject to U.S. federal withholding tax at a rate of 30% on the gross payments you receive pursuant to the Offer, subject to reduction or elimination by applicable treaty, as evidenced by forms that you furnish to the Depositary (or other applicable withholding agent). See Sections 3 and 13.

We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer.

Who should I contact with questions about the Offer?

The Information Agent or the Dealer Manager can help answer your questions. The Information Agent is MacKenzie Partners, Inc. and the Dealer Manager is Wells Fargo Securities, LLC. Their respective contact information is set forth on the back cover of this Offer to Purchase. The Offer to Purchase will be sent to participants in the GP Retirement Savings Plan for informational purposes only. If a plan participant has any questions relating to the Offer or the number of Shares held in the stock fund for his or her plan account, the participant should contact the party set forth in the separate letter and instruction sent to plan participants from the agent for the Company.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains or incorporates by reference certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our current expectations concerning future events and results and other statements contained in the Offer that are not historical facts. When used in this document, words such as “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan” and “project” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

Although we believe the expectations reflected in any forward-looking statements are reasonable, readers are cautioned that forward-looking statements involve known and unknown risks and uncertainties, are not guarantees of future performance and that actual results, performance or achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These differences can arise as a result of a number of risks, including those risks described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014. Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to, the following:

•	our ability to complete the Offer;

•

the price and time at which we may make any additional Share repurchases following completion of the Offer, the number of Shares acquired in such repurchases and the terms, timing, costs and interest rate on any indebtedness incurred to fund such repurchases;

•

changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in conditions of United States or international lending, capital and financing markets; and

•

any other risks detailed in the “Risk Factors” section and other sections of our Annual Report on Form 10-K for the year ended December 31, 2013 and those other risks and uncertainties detailed in our periodic reports and registration statements filed with the SEC.

Except as required by applicable law, we neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any tender offer.

INTRODUCTION

To the Stockholders of GP Strategies Corporation:

GP Strategies Corporation, a Delaware corporation (the “Company,” “GP Strategies,” “we,” “our” or “us”), invites our stockholders to tender up to $80 million in value of shares of our common stock, par value $0.01 per share (the “Shares”), for purchase by us at a price not greater than $29.00 nor less than $26.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal, which together, as they may be amended or supplemented from time to time, constitute the “Offer.”

The Offer will expire at the end of the day, 12:00 midnight, New York City time, on September 29, 2014, unless the Offer is extended or withdrawn (such date, as it may be extended, the “Expiration Date”).

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $29.00 nor less than $26.00 per Share, that will allow us to purchase $80 million in value of Shares, or such lower amount equal to the value of the Shares properly tendered and not properly withdrawn. We refer to the price we will select as the “Final Purchase Price.” All Shares purchased in the Offer will be purchased at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price on the terms and subject to the conditions of the Offer, including proration provisions.

We will only purchase Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn. However, because of the “odd lot” priority, proration (if Shares having an aggregate value greater than the value we seek are properly tendered) and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Final Purchase Price. If, based on the Final Purchase Price, Shares having an aggregate value of less than $80 million are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. Shares not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the Expiration Date.

We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, in each case subject to applicable law. See Section 1, Section 3 and Section 4.

If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH

YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

We have been advised that some of our directors and executive officers who own Shares intend to tender shares in the Offer. We have also been advised that neither Mr. Daniel M. Friedberg nor Sagard Capital Partners, L.P. (“Sagard Capital”), our largest stockholder (with whom Mr. Friedberg is associated), will tender any Shares beneficially owned by him or Sagard Capital. See Section 11.

We will pay all fees and expenses incurred in connection with the Offer by the Depositary, the Information Agent and the Dealer Manager. See Section 15.

As of August 29, 2014, there were 19,109,525 Shares issued and outstanding. As of that date, an aggregate of 1,059,251 Shares were available for issuance under our equity compensation plans. As of August 29, 2014, an aggregate of 208,435 unvested restricted stock units (“RSUs”) were outstanding under the plans, and 555,550 Shares were subject to outstanding options. At the maximum Final Purchase Price of $29.00 per Share, we could purchase 2,758,621 Shares if the Offer is fully subscribed, which would represent approximately 14.4% of our issued and outstanding Shares as of August 29, 2014. At the minimum Final Purchase Price of $26.00 per Share, we could purchase 3,076,923 Shares if the Offer is fully subscribed, which would represent approximately 16.1% of our issued and outstanding Shares as of August 29, 2014.

The Shares are listed and traded on the New York Stock Exchange under the symbol “GPX.” On August 29, 2014, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $25.22 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8.

Our principal executive offices are located at 70 Corporate Center, 11000 Broken Land Parkway, Suite 200, Columbia, Maryland 21044 and our phone number is (443) 367-9600.

THE OFFER

1. Number of Shares; Purchase Price; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to $80 million in value of Shares, or such lower amount equal to the value of the Shares properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, at a price not greater than $29.00 and not less than $26.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. If, based on the Final Purchase Price, Shares having an aggregate value of less than $80 million are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn.

The term “Expiration Date” means at the end of the day, 12:00 midnight, New York City time, on September 29, 2014, unless and until we, in our sole discretion in accordance with applicable law, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares must either (1) specify that they are willing to sell their Shares to us at the Final Purchase Price (which could result in the tendering stockholder receiving a purchase price per Share as low as $26.00), or (2) specify the price or prices, not greater than $29.00 and not less than $26.00 per Share, at which they are willing to sell their Shares to us under the Offer. Prices may be specified in increments of $0.10. Promptly following the Expiration Date, we will determine the Final Purchase Price that we will pay for Shares properly tendered and not properly withdrawn, taking into account the number of Shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $29.00 nor less than $26.00 per Share, that will allow us to purchase $80 million in value of Shares, or such lower amount equal to the value of the Shares properly tendered and not properly withdrawn. All Shares purchased in the Offer will be purchased at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price.

If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $26.00 per Share for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your Shares being purchased at the minimum price of $26.00 per Share. The last reported sale price of the Shares on the New York Stock Exchange on August 29, 2014, the last full trading day prior to the commencement of the Offer, was $25.22 per Share.

We will announce the Final Purchase Price by press release as promptly as practicable after such determination has been made. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Shares until at least five business days after the Expiration Date. We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of the odd lot priority, proration and conditional tender provisions of the Offer, we may not purchase all of the Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, more than $80 million in value of Shares are properly tendered and not properly withdrawn. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tenders, to the tendering stockholders at our expense, promptly following the Expiration Date.

By following the Instructions to the Letter of Transmittal, stockholders can specify different minimum prices for specified portions of their Shares, but a separate Letter of Transmittal must be submitted for Shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

We expressly reserve the right, in our sole discretion, in accordance with applicable law to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer in compliance with applicable law. See Section 14.

In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration, except for odd lots. The proration period and withdrawal rights also expire on the Expiration Date, subject to applicable law.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

Shares acquired pursuant to the Offer will be acquired by GP Strategies free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Shares to stockholders of record on or prior to the date on which the Shares are taken up and paid for under the Offer shall be for the account of such stockholders. See Section 8.

Priority of Purchases. On the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value in excess of $80 million (or such greater amount as we may elect to pay, subject to applicable law), have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn before the Expiration Date, we will purchase properly tendered Shares in the order set forth below:

•	First, we will purchase all Shares properly tendered at or below the Final Purchase Price and not properly withdrawn by any odd lot holder, as described below, who:

•

tenders all Shares owned beneficially or of record by such odd lot holder at a price at or below the Final Purchase Price (tenders of fewer than all of the Shares owned by such odd lot holder will not qualify for this preference); and

•	completes the box entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•

Second, after the purchase of all of the Shares properly tendered by odd lot holders at or below the Final Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase all other Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares.

•

Third, only if necessary to permit us to purchase $80 million in value of Shares (or such greater amount as we may elect to pay, subject to applicable law), we will purchase Shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied) and not properly withdrawn prior to the Expiration Date by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased even though those Shares were tendered at prices at or below the Final Purchase Price.

As we noted above, we may elect to purchase more than $80 million in value of Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater value.

Odd Lots. For purposes of the Offer, the term “odd lots” means all Shares properly tendered at prices at or below the Final Purchase Price held by a stockholder who owns beneficially or of record an aggregate of fewer than 100 Shares, which we refer to as an “odd lot holder,” and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all Shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. The odd lots preference also is not available to Shares tendered under the GP Retirement Savings Plan. By accepting the Offer, an odd lot holder who holds Shares in his or her name and tenders his or her Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Shares. Any odd lot holder wishing to tender all of such odd lot holder’s Shares pursuant to the Offer should complete the box entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Shares, other than odd lot holders, will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders, other than odd lot holders, at or below the Final Purchase Price, subject to conditional tenders. Because of the difficulty in determining the number of Shares properly tendered and not withdrawn, and because of the odd lot procedure described above, the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least five business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

If you are a participant in the GP Retirement Savings Plan, you should be aware that the plan is prohibited from selling Shares to us for a price less than the prevailing market price. Accordingly, if you elect to tender Shares held in your account under this plan, and the last reported sale price of the Shares on the New York Stock Exchange on or about the Expiration Date is more than the Final Purchase Price, Shares held in the stock fund under the plan will not be eligible to participate, and your direction to tender of plan Shares automatically will be withdrawn.

2. Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer. We believe that the Offer is a prudent use of our financial resources given our business profile, assets and current market price. The Offer expresses our confidence in the Company’s business, our market position and the long-term growth potential of our industry. The

Offer is an element of our overall plan to return capital to our stockholders and enhance stockholder value as we realize the potential of the strategic initiatives we are making in the business and deploy our capital resources and balance sheet to maximize return.

We believe that the modified “Dutch auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us at no additional cost to them. Our largest stockholder, Sagard Capital, has advised us that it does not intend to tender any Shares in the Offer. Sagard Capital’s ownership would increase to approximately 21.5% of our issued and outstanding Shares if the Offer is fully subscribed at the maximum Final Purchase Price of $29.00 per Share. Sagard Capital’s ownership would increase to approximately 21.9% of our issued and outstanding Shares if the Offer is fully subscribed at the minimum Final Purchase Price of $26.00 per Share.

The Offer also provides our stockholders with an efficient way to sell their Shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares.

Our Board of Directors met on August 20, 2014 to discuss the terms of the Offer. Our Board of Directors considered the terms of the Offer and reviewed and discussed with management and the Company’s representatives the Company’s results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions and other factors our Board of Directors deemed relevant, including the expected financial impact of the Offer. Based upon the foregoing, on August 28, 2014, our Board of Directors met again and unanimously approved the Offer and delegated authority to a Pricing Committee of the Board to determine the final terms and conditions of the Offer. On August 29, 2014, the Pricing Committee of our Board of Directors unanimously approved proceeding with the Offer to purchase up to $80 million in value of Shares at a price not greater than $29.00 and not less than $26.00 per Share.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

Following the completion or termination of the Offer, we may, from time to time, repurchase Shares on the open market or through private or public transactions in accordance with applicable law. Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

We have been advised that some of our directors and executive officers who own Shares intend to tender shares in the Offer. We have also been advised that neither Mr. Daniel M. Friedberg nor Sagard Capital (with whom Mr. Friedberg is associated), will tender any Shares beneficially owned by him or Sagard Capital. See Section 11.

Certain Effects of the Offer. Stockholders who decide not to tender will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. These stockholders will also continue to bear the risks associated with owning the Shares, including risks resulting from our purchase of Shares in the Offer. Stockholders may be able to sell non-tendered Shares in the future on the New York Stock Exchange or otherwise, at a net price significantly higher or lower than the Final Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future.

We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the New York Stock Exchange, we do not believe that our purchase of Shares under the Offer will cause our remaining outstanding Shares to be delisted from the New York Stock Exchange. We also believe that our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause the Shares to be delisted from the New York Stock Exchange or to be eligible for deregistration under the Exchange Act. See Section 7.

Shares we acquire pursuant to the Offer will be retired and returned to the status of authorized and unissued Shares.

Except as disclosed or incorporated by reference in this Offer to Purchase, neither GP Strategies nor its executive officers, directors or affiliates (including executive officers and directors of GP Strategies’ affiliates) have any plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving GP Strategies or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of GP Strategies or any of its subsidiaries;

•	any material change in the present dividend policy, or indebtedness or capitalization of GP Strategies;

•

any change in the present Board or management of GP Strategies, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board (other than the Nominating and Corporate Governance Committee of the Board is in the process of evaluating candidates for a vacancy resulting from a former director’s decision to not stand for re-election for personal reasons) or to change any material term of the employment contract of any executive officer;

•	any other material change in GP Strategies’ corporate structure or business;

•	any class of equity securities of GP Strategies becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of GP Strategies’ obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition by any person of additional securities of GP Strategies, or the disposition by any person of securities of GP Strategies, other than purchases and dispositions related to the exercise of outstanding options to purchase Shares and the vesting of performance shares and restricted stock units granted to certain employees (including directors and officers); or

•

any changes in GP Strategies’ Certificate of Incorporation or Bylaws, in each case as currently in effect, or other governing instruments or other actions that could impede the acquisition of control of GP Strategies.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3. Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered pursuant to the Offer, the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 12:00 midnight, New York City time, at the end of the day on September 29, 2014, by the Depositary at its address set forth on the back cover of this Offer to Purchase.

In the alternative, the tendering stockholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares under the Offer must complete the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” by either (1) checking the box in the section entitled “Shares Tendered At Price Determined Under The Offer” or (2) checking one of the boxes in the section entitled “Shares Tendered At Price Determined By Stockholder,” indicating the price at which Shares are being tendered.

Stockholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal.

If tendering stockholders wish to maximize the chance that we will purchase their Shares, they should check the box in the section entitled “Shares Tendered At Price Determined Under The Offer” in the Letter of Transmittal under the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered.” Note that this election may have the effect of lowering the Final Purchase Price and could result in the tendered Shares being purchased at the minimum price of $26.00 per Share. If tendering stockholders wish to indicate a specific price (in increments of $0.10) at which their Shares are being tendered, they must check the appropriate box in the section entitled “Shares Tendered At Price Determined By Stockholder” in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal. Tendering stockholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the price at or below the Final Purchase Price. In addition, odd lot holders who tender all of their Shares must complete the section entitled “Odd Lots” in the Letter of Transmittal to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Stockholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Shares. Stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary.

Stockholders may tender Shares subject to the condition that all, or a specified minimum number of Shares, be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased. Stockholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 13.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, will include any participant in the book-entry facilities of The Depository Trust Company (“DTC”), whose name appears on a security position listing as the owner of the Shares) of the Shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•

Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	one of (1) the certificate(s) for the Shares or (2) a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC, as described below;

•

one of (1) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or (2) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date, or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the Shares cannot be effected prior to the Expiration Date.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering Shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that GP Strategies may enforce such agreement against that participant.

Guaranteed Delivery. If you wish to tender Shares in the Offer and your certificates for Shares are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, the Shares may still be tendered if all of the following conditions are met:

•	the tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery, is received by the Depositary prior to the Expiration Date; and

•

the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, facsimile transmission or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Stockholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.

Procedures for Shares Held Under GP Retirement Savings Plan. The Letter of Transmittal may not be used to direct the tender of Shares held in a participant’s plan account under the GP Retirement Savings Plan. Separate instructions and Direction Forms will be sent to such participants. For administrative reasons, the deadline for submitting Direction Forms under the GP Retirement Savings Plan will be earlier than the Expiration Date. GP Retirement Savings Plan participants should confirm their deadlines by carefully reading the materials provided to them by the agent for the Company.

Procedures for Stock Options. We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender any Shares received upon such exercise. Options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

Restricted Stock Units. Holders of restricted stock units may not tender such shares unless and until such shares have vested and the restrictions on such shares have lapsed.

Return of Unpurchased Shares. If any tendered Shares are not purchased or are properly withdrawn before the Expiration Date, or if fewer than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Final Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt of any Shares tendered, including pursuant to the guaranteed delivery procedures) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a holder challenging our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for Shares which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties, subject to a holder challenging our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions of such period), the person so tendering (1) has a “net long position” equal to or greater than the amount of Shares tendered in (a) Shares or (b) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise and (2) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of Shares in accordance with any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (2) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

U.S. Federal Backup Withholding Tax. Under the U.S. federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee in the Offer must be withheld and remitted to the Internal Revenue Service, or IRS, unless the stockholder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the Depositary or other payor and certifies under penalties of perjury that this number is correct and the holder is not subject to backup withholding because of a failure to report all dividend and interest income, or otherwise establishes an exemption. If the Depositary or other payor is not provided with the correct taxpayer identification number or another adequate basis for exemption, the stockholder may be subject to backup withholding tax and may be subject to certain penalties imposed by the IRS. Therefore, each tendering stockholder that is a U.S. Holder (as defined in Section 13) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid the backup withholding tax, unless the stockholder otherwise establishes an exemption from the backup withholding tax to the satisfaction of the Depositary. The backup withholding tax is not an additional tax, and any amounts withheld under the backup withholding tax rules will be allowed as a refund or credit against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Certain stockholders (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section 13)) are not subject to these backup withholding tax rules. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or W- 8BEN-E (or other applicable form), signed under penalties of perjury, attesting to that stockholder’s non-U.S. status. See Instruction 10 of the Letter of Transmittal. A Non-U.S. Holder that submits a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) may still be subject to the regular U.S. federal withholding tax on gross proceeds payable to such holder. See Withholding for Non-U.S. Holders below and Section 13.

Stockholders are urged to consult their own tax advisors regarding possible qualifications for exemption from backup withholding tax and the procedure for obtaining any applicable exemption.

For a discussion of U.S. federal income tax consequences to tendering stockholders, see Section 13.

Withholding For Non-U.S. Holders. A payment made to a Non-U.S. Holder pursuant to the Offer will be subject to U.S. federal gross income tax (collected by withholding) unless the Non-U.S. Holder meets the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test described in Section 13. If a Non-U.S. Holder tenders shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the Non-U.S. Holder pursuant to the Offer. Such U.S. brokers or other nominees may withhold or require certifications in this regard. Non-U.S. Holders tendering shares held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them. Notwithstanding the foregoing, even if a Non-U.S. Holder tenders shares held in its own name as a holder of record and delivers to the Depositary a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) before any payment is made, the Depositary will withhold 30% of the gross proceeds regardless of whether the payment is properly exempt from U.S. federal gross income tax under the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test (as described in Section 13).

To obtain a reduced rate of withholding under an applicable tax treaty, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8ECI (or successor form). A Non-U.S. Holder that qualifies for an exemption from withholding on these grounds generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 13 as if it were a U.S. Holder, and in the case of a foreign corporation, an additional branch profits tax may be imposed at a rate of 30% (or a lower rate specified in an applicable income tax treaty), with respect to such income.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Lost or Destroyed Certificates. Stockholders whose certificates for part or all of their Shares have been lost, destroyed or stolen may contact Computershare Trust Company, N.A., the Depositary and transfer agent for the Shares at 1-800-962-4284 for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. Any certificates delivered to us, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless we have accepted tendered Shares for payment under the Offer, may also be withdrawn at any time after 12:00 midnight, New York City time, at the end of the day on October 28, 2014.

For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder; the number of Shares to be withdrawn; and the name of the registered holder of the Shares to be withdrawn, if different from the tendering stockholder. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties, subject to a holder challenging our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

For Shares held through the GP Retirement Savings Plan, please refer to the special instructions that are being sent to plan participants for information about withdrawal rights and the earlier deadline to submit withdrawal instructions.

5. Purchase of Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

•	determine the Final Purchase Price, taking into account the number of Shares so tendered and the prices specified by tendering stockholders; and

•

accept for payment and pay for (and thereby purchase) Shares having an aggregate value of up to $80 million (or such greater amount as we may elect to pay, subject to applicable law) properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the odd lot priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

On the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for purchase and pay the Final Purchase Price for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC;

•	a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) or an Agent’s Message in the case of book-entry transfer; and

•	any other documents required by the Letter of Transmittal, including documents required pursuant to the guaranteed delivery procedures.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased due to proration or conditional tenders, will be returned, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with

DTC by the participant who delivered the Shares, to the tendering stockholder promptly after the expiration or termination of the Offer at our expense.

If you are a participant in the GP Retirement Savings Plan, you should be aware that the plan is prohibited from selling Shares to us for a price less than the prevailing market price. Accordingly, if you follow the procedures to elect to tender Shares held in your account under that plan, and the last reported sale price of the Shares on the New York Stock Exchange on or about the Expiration Date is more than the Final Purchase Price, Shares held under the plan will not be eligible to participate, and your direction to tender plan Shares automatically will be withdrawn.

Under no circumstances will interest be paid on the Final Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Final Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Final Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

6. Conditional Tender of Shares.

Subject to the exception for odd lot holders, in the event of an over-subscription of the Offer, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of Shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each stockholder to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional tender. Notwithstanding the general discussion contained in this Section 6, conditional tenders are not permissible with respect to the tender of Shares under the GP Retirement Savings Plan.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that stockholder if any are to be purchased. After the Offer expires, if, based on the Final Purchase Price determined in the Offer, more than $80 million in value of Shares (or such greater amount as we may elect to pay, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date at our expense.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below an aggregate value of $80 million (or such greater amount as we may elect to pay, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase $80 million in value of Shares (or such greater amount as we may elect to pay, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased.

7. Conditions of the Offer.

The Offer is not conditioned on any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and prior to the Expiration Date any of the following events have occurred (or are determined by us, in our reasonable judgment, to have occurred) that, in our reasonable judgment, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:

•	there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•

challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or

•

in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

•	there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

•	make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer; or

•	materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•

a decrease of more than 10% in the market price for our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on August 29, 2014, the last trading day prior to commencement of the Offer;

•

the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, on or after September 2, 2014;

•	any material escalation of any war or armed hostilities which had commenced prior to September 2, 2014;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before August 29, 2014);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before August 29, 2014, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Shares;

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

•

we determine that the consummation of the Offer and the purchase of the Shares may (1) cause the Shares to be held of record by fewer than 300 persons, or (2) cause the Shares to be delisted from the New York Stock Exchange or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time on or prior to the Expiration Date in our reasonable discretion. The right to assert a condition will be deemed an ongoing right that may be asserted by us at any time prior to the Expiration Date. If a condition is triggered, we will need to waive that condition prior to the Expiration Date in order to proceed with the Offer. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date in accordance with applicable law and provide additional disclosure as required by applicable law. All offer conditions, except any that may be dependent upon the receipt of government approvals, must be satisfied or waived before the Expiration Date, and we will have no right to exercise any of the conditions after the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties, subject to a holder challenging our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary. See Section 14.

8. Price Range of Shares; Dividends.

The Shares are listed and traded on the New York Stock Exchange under the trading symbol “GPX” The following table presents the high and low sales prices of the Shares for the periods indicated.

	High	Low
Year Ended December 31, 2012
First quarter	$18.05	$12.85
Second quarter	$18.49	$14.58
Third quarter	$20.67	$16.57
Fourth quarter	$21.44	$18.26
Year Ended December 31, 2013
First quarter	$24.30	$19.87
Second quarter	$25.97	$20.28
Third quarter	$27.84	$23.09
Fourth quarter	$30.61	$24.88
Year Ending December 31, 2014
First quarter	$30.88	$25.26
Second quarter	$28.52	$23.14
Third quarter (through August 29, 2014)	$28.78	$23.06

Unless the Expiration Date is extended, as of September 29, 2014, you will no longer be a holder of record of Shares that are purchased by us under the Offer. Therefore, you will not be eligible for any benefits with respect to such purchased Shares that inure to holders of record on or after the Expiration Date.

We have not declared or paid any cash dividends on our common stock during the two most recent fiscal years. We do not anticipate paying cash dividends on our common stock in the foreseeable future and intend to retain future earnings to finance the growth and development of our business. The declaration and payment of future dividends on the Shares will be at the sole discretion of our Board of Directors and will depend on our profitability, the terms of any bank credit agreement and our financial condition, capital requirements, statutory and contractual restrictions, future prospects and other factors the Board of Directors deem relevant.

On August 29, 2014, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $25.22 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares.

9. Source and Amount of Funds.

The Offer is not subject to any financing condition. Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the Shares, together with related fees and expenses, to be approximately $81 million. We plan to fund any purchase of Shares pursuant to the Offer, including the related fees and expenses, using funds borrowed under an amendment and restatement of our existing credit facility, which includes the addition of a term loan facility. The amended and restated credit facility is described below. The Company has no alternative financing arrangements or plans other than those described below.

On September 2, 2014, we entered into a Fourth Amended and Restated Financing and Security Agreement (the “Credit Agreement”). The Credit Agreement provides for a revolving credit facility up to a maximum principal amount $70 million and for a term loan in the maximum principal amount of $40 million maturing on October 31, 2017 (the “Maturity Date”), and is secured by substantially all of our assets.

The maximum interest rate on the Credit Agreement is the daily one-month LIBOR market index rate plus 2.50%. Based on our financial performance, the interest rate can be reduced to a minimum rate of the daily one-month LIBOR market index rate plus 1.25%, with the rate being determined based on our maximum leverage ratio for the preceding four quarters. Each unpaid advance on the revolving loan will bear interest until the Maturity Date. The term loan is payable in monthly installments equal to $1,111,111.11 plus applicable interest, beginning on the later of November 1, 2014 and the first day of the first month following the month the term loan is advanced and ending on the Maturity Date. We may prepay the term loan or the revolving loan, in whole or in part, at any time without premium or penalty, subject to certain conditions. Amounts repaid or prepaid on the term loan may not be reborrowed.

The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict our and our subsidiaries’ (subject to certain exceptions) ability to, among other things, grant liens, make investments, incur indebtedness, merge or consolidate, dispose of assets, make acquisitions, in each case subject to customary exceptions for a credit facility of this size and type. We are also required to maintain compliance with a minimum fixed charge coverage ratio and a maximum leverage ratio.

The Credit Agreement includes customary events of default that, include among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, bankruptcy, material judgment defaults, contract defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Credit Agreement at a per annum rate equal to 3.0% above the applicable interest rate for any outstanding amounts.

10. Certain Information Concerning the Company.

General

Company Overview

GP Strategies Corporation is a global performance improvement solutions provider of training, e-Learning solutions, management consulting and engineering services. We are a leading independent provider of customized training solutions focused on performance improvement initiatives for our clients. We also provide consulting, engineering and technical services which enhance our customized training capabilities and diversify our service offerings. We have global execution capabilities and provide services to a large customer base across a broad range of industries in over 45 countries. We serve leading companies in the automotive, steel, oil and gas, power, chemical, electronics and technology, manufacturing, software, financial services, retail, healthcare and food and beverage industries, as well as government agencies. We have over four decades of experience in developing solutions to optimize workforce performance by providing services and products to our clients that assist them in successfully integrating their employees, processes and technology.

Services and Products

Our personnel come from varied backgrounds in the corporate, technical, military and government arenas. They use their professional knowledge to create cost-effective solutions to address modern business and governmental performance challenges. Our training, consulting and engineering services and related product offerings are discussed in more detail below.

Training. We provide custom training services and products to support our customers’ existing operations, as well as the launch of new plants, products, equipment, technologies and processes. Our training services are comprehensive, covering all aspects of an organization’s needs, including:

•

Content and Curriculum Development. Services include a fundamental analysis of the client’s needs, curriculum design, instructional material development (in hard copy, electronic/software or other format), information technology service support and delivery. Our instructional delivery capabilities include traditional classroom, structured on-the-job training (OJT), just-in-time methods, computer-based, web-based, video-based and the full spectrum of e-Learning technologies.

•

E-Learning. Though part of our content development services, our e-Learning capabilities distinguish themselves because we are able to function as a single-source e-Learning solutions provider through our integration services and hosting, the development and provisioning of proprietary content and the aggregation and distribution of third party content. While considered a custom content developer in this arena, we are also the creators of GPiLearnTM, a packaged, web-based training curriculum designed to equip workers with specialized maintenance, mechanical, operator and technical skills throughout the energy industry (nuclear, fossil, hydroelectric, wind farms and other power generating plants) in order to address that industry’s growing needs for a skilled and multi-skilled workforce.

•

Learning & Training Outsourcing. We offer a wide range of training business process outsourcing (“BPO”) services, including design, delivery and global management of comprehensive learning programs for national and multinational businesses and government organizations. We can deliver our services individually or as a complete, integrated training solution. Solutions include the management of our customers’ training departments, as well as administrative processes, such as tuition assistance program management, vendor management, call center / help desk administration and learning management system (LMS) administration. Our services encompass a wide spectrum of learning engagements ranging from focusing on a single aspect of a learning process to multi-year contracts where we manage the learning infrastructure of our customer. In addition, we automate a large amount of our customers’ tuition reimbursement programs by utilizing our own proprietary software.

•

Documentation Development. Training-related documentation products include custom instructor and student training manuals, job aids to support technical skills development and instructional materials suitable for web-based and blended learning solutions.

•

Specialized Training Areas. Our professionals possess diverse skills in multiple industries that enable us to address specialized training needs, including technical training, machine and equipment maintenance training, product sales training and incentive programs, leadership development training, regulatory training, environmental training and homeland security training, to name a few.

Consulting. Our consulting services include training-related consulting services as well as more traditional business management and specialized consulting, including the areas of:

•

Lean Enterprise. Our Lean and Six Sigma experts provide high-level lean enterprise consulting services, as well as training in the concept, methods and application of lean enterprise and other quality practices, organizational development and change management.

•

Engineering. We provide engineering consulting services to support regulatory and environmental compliance, modification of facilities and processes, plant performance improvement, reliability-centered maintenance practices and plant start-up activities.

•

Information Technology. Consulting services include IT consulting and ERP implementation services, system selection consulting, operations continuity assessment, planning, training and procedure development.

•

Customer Loyalty. Our Sandy Training & Marketing segment provides consultation on customer loyalty programs and supports those services with brand loyalty publications, incentive programs and customer-focused sales training. Sandy develops personalized publications for automotive clients which establish a link between the manufacturer/dealer and each customer.

•	Performance Readiness. We offer change-management strategies to help our customer’s employees accept, adopt and perform in new ways and be open to change.

•

Homeland Security and Emergency Management. We deliver consulting services from physical security assessments to all-hazards emergency planning and preparedness. These services include training, exercises and documentation.

•

Maintenance & Reliability. We help manufacturers develop strategies, assessments and leadership alignment tactics for maintenance and reliability programs, as well as provide the training, management systems and documentation that support an enduring culture of waste elimination and variability reduction.

Engineering and Technical Services. Our staff includes civil, mechanical and electrical engineers who are equipped to provide engineering, technical support services, consulting expertise, design capabilities and evaluation services. Our engineering customers typically operate in technically complex industries such as oil and gas, power, chemical, aerospace, transportation and manufacturing industries. Our engineering services support facilities, processes and systems in multiple capacities, including:

•

Power Plant Performance. Our Energy Services segment delivers multiple solutions to optimize power plant assets and mitigate risk. We have also developed proprietary products to support the power industry, including our EtaPRO™ software, installed in nearly every electricity-generating power plant in North America, as well as our Virtual PlantTM and other software applications for the power generation industry.

•

Alternative Fueling Station Design and Engineering. We provide engineering design, permitting and construction of alternative fuel stations, including liquefied natural gas (LNG), liquid to compressed natural gas (LCNG) and hydrogen fueling stations for private fleets and public-access stations in the United States. We also provide maintenance services for alternative fueling stations, as well as supply fuel and equipment.

•

Technical Support. Services in this area include procedure writing and configuration control for capital intensive facilities, plant start-up assistance, logistics support (e.g., inventory management and control), implementation and engineering assistance for facility or process modifications, facility management for high technology training environments, staff augmentation and help-desk support for standard and customized client desktop applications.

Environmental Services. We help public and government manufacturing and processing plants develop strong environmental programs, assess their sites, perform remediation measures, build environmentally sensitive facilities and perform other services in regard to air and water quality, hazardous waste and the stewardship of natural resources.

Available Information

We are subject to the informational filing requirements of the Exchange Act and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Investor Relations section of Company’s website located at http://www.gpstrategies.com to access the Schedule TO and related documents.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us, and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

•	Current Reports on Form 8-K filed on July 1, 2014 and September 2, 2014; and

•	Definitive Proxy Statement on Schedule 14A, as filed on April 30, 2014 and supplemented on June 13, 2014.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent set forth on the back cover page of this Offer to Purchase.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Shares Outstanding. As of August 29, 2014, there were 19,109,525 Shares issued and outstanding. At the maximum Final Purchase Price of $29.00 per Share, we could purchase 2,758,621 Shares if the Offer is fully subscribed, which would represent approximately 14.4% of our issued and outstanding Shares as of August 29, 2014. At the minimum Final Purchase Price of $26.00 per Share, we could purchase 3,076,923 Shares if the Offer is fully subscribed, which would represent approximately 16.1% of our issued and outstanding Shares as of August 29, 2014.

Beneficial Ownership. As of August 29, 2014, our directors and current executive officers as a group (17 persons) beneficially owned an aggregate of 4,617,515 Shares, representing approximately 23.8% of the total number of outstanding Shares as of August 29, 2014, as determined in accordance with Exchange Act Rule 13d-3.

We have been advised that some of our directors and executive officers who own Shares intend to tender shares in the Offer. We have also been advised that neither Mr. Daniel M. Friedberg nor Sagard Capital (with whom Mr. Friedberg is associated), will tender any Shares beneficially owned by him or Sagard Capital. We have been advised that the following directors and executive officers intend to tender up to the number of shares set forth below pursuant to the Offer.

Name:	Number of Shares
Non-Employee Directors:
Harvey P. Eisen	0
Daniel M. Friedberg	0
Marshall S. Geller	0
Sue W. Kelly	0
Richard C. Pfenniger, Jr.	0
A. Marvin Strait	2,500
Named Executive Officers:
Scott N. Greenberg	90,000
Douglas E. Sharp	85,000
Sharon Esposito-Mayer	45,000
Kenneth L. Crawford	20,000
Donald R. Duquette	40,000

The above information regarding potential tenders by our directors and executive officers represents the Company’s understanding of their current intent. The number of shares, if any, to be tendered by each of our directors and executive officers will be determined by the individual in his or her sole discretion. Directors and executive officers of the Company who choose to tender shares in the Offer will be treated by the Company in the same manner as all other tendering stockholders.

The following table sets forth the number of Shares beneficially owned as of August 29, 2014 by each person who is known by us to own beneficially more than 5% of the Shares based on such person’s filings with the SEC and the beneficial ownership of Shares by each director, each of the named executive officers, and all directors and executive officers as a group. The following table also reflects the pro forma beneficial ownership of the Shares if the Offer is fully subscribed at the maximum Final Purchase Price of $29.00 per Share and we purchase 2,758,621 Shares and the pro forma beneficial ownership of the Shares if the Offer is fully subscribed, at the minimum Final Purchase Price of $26.00 per Share and we purchase 3,076,923 Shares. The table reflects acceptance from each director and executive officer of the full amount they intend to tender, without proration.

Name(1)	Shares Beneficially Owned(2)
	Pre Tender Offer		Pro Forma Post-Tender Offer ($26.00 Final Purchase Price)		Post-Tender Offer ($29.00 Final Purchase Price)
	Number of Shares	Percent of Total(2)	Number of Shares	Percent of Total	Number of Shares	Percent of Total
5% Stockholders:
Sagard Capital Partners, L.P.(3)	3,513,274	18.4%	3,513,274	21.9%	3,513,274	21.5%
Pembroke Management, LTD(5)	1,546,500	8.1%	1,546,500	9.6%	1,546,500	9.5%
Wellington Management Company LLP(4)	1,472,659	7.7%	1,472,659	9.2%	1,472,659	9.0%
Dimensional Fund Advisors LP(6)	979,345	5.1%	979,345	6.1%	979,345	6.0%
Manatuck Hill Partners, LLC(7)	963,970	5.0%	963,970	6.0%	963,970	5.9%
Non-Employee Directors:
Harvey P. Eisen	50,228	*	50,228	*	50,228	*
Daniel M. Friedberg(8)	3,513,274	18.4%	3,513,274	21.9%	3,513,274	21.5%
Marshall S. Geller	145,740	*	145,740	*	145,740	*
Sue W. Kelly	22,933	*	22,933	*	22,933	*
Richard C. Pfenniger, Jr.	33,877	*	33,877	*	33,877	*
A. Marvin Strait	25,933	*	23,433	*	23,433	*
Named Executive Officers:
Scott N. Greenberg(9)	302,298	1.6%	212,298	1.3%	212,298	1.3%
Douglas E. Sharp(10)	170,682	*	85,682	*	85,682	*
Sharon Esposito-Mayer(10)	99,604	*	54,604	*	54,604	*
Kenneth L. Crawford(10)	56,211	*	36,211	*	36,211	*
Donald R. Duquette(10)	89,859	*	49,859	*	49,859	*
Directors and Executive Officers as a Group (17 persons)(11)	4,617,515	23.8%	4,302,609	26.8%	4,302,609	26.3%

*	Less than 1.0%

(1)	Unless otherwise noted, the address of each person is c/o GP Strategies Corporation, 70 Corporate Center, 11000 Broken Land Parkway, Suite 200, Columbia, Maryland 21044.

(2)

Percentage beneficially owned is based on 19,109,525 Shares issued and outstanding as of August 29, 2014. The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of August 29, 2014, through the exercise of any stock option or other right. Assumes for each beneficial owner and directors and executive officers as a group that all currently exercisable options are exercised in full only by the named beneficial owner or members of the group and no other options are exercised. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(3)

The address of Sagard Capital Partners, L.P. is 325 Greenwich Avenue, Greenwich, CT 06830. This information was obtained from a Form 4 filed by Sagard Capital Partners, L.P. with the SEC on July 2, 2014.

(4)

The address of Wellington Management Company LLP is 280 Congress Street, Boston, MA 02210. This information was obtained from a Form 13F filed by Wellington Management Co. LLP with the SEC on August 14, 2014.

(5)

The address of Pembroke Management, LTD is 1002 Sherbrooke Street West, Suite 1700, Montreal, Quebec H3A 354. This information was obtained from a Form 13F filed by Pembroke Management, LTD with the SEC on July 22, 2014.

(6)

The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746. This information was obtained from a Form 13F filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on August 8, 2014. Dimensional has informed the Company that the shares are owned by advisory clients of Dimensional and that Dimensional disclaims beneficial ownership of such shares.

(7)

The address of Manatuck Hill Partners, LLC is 1465 Post Road East, Westport, CT 06880. This information was obtained from a Form 13F filed by Manatuck Hill Partners, LLC with the SEC on August 14, 2014.

(8)

The amount reported by Daniel M. Friedberg represents the beneficial ownership of the Company’s securities by Sagard Capital Partners, L.P., a Delaware limited partnership (“Sagard Capital”). Mr. Friedberg is the President and Chief Executive Officer of Sagard Capital Partners Management Corporation (“Sagard Management”), the investment manager of Sagard Capital, and is the President and Chief Executive Officer of Sagard Capital Partners GP, Inc., the general partner of Sagard Capital. Mr. Friedberg disclaims beneficial ownership of such securities, by virtue of his position as the President and Chief Executive Officer of Sagard Management.

(9)

Includes (i) 96,000 shares issuable upon exercise of currently exercisable stock options; (ii) 14,259 shares of Common Stock allocated to Mr. Greenberg’s account pursuant to the provisions of our GP Retirement Savings Plan and (iii) 4,000 shares of Common Stock held by members of his family. Mr. Greenberg disclaims beneficial ownership of the 4,000 shares of Common Stock held by members of his family.

(10)

Includes 84,000 shares for Mr. Sharp, 36,000 shares for Ms. Esposito-Mayer, 16,000 shares for Mr. Crawford and 36,000 shares for Mr. Duquette, issuable upon exercise of currently exercisable stock options; and 9,417 shares for Mr. Sharp, 9,801 shares for Ms. Esposito-Mayer, 12,367 shares for Mr. Crawford and 7,352 shares for Mr. Duquette allocated pursuant to the provisions of our GP Retirement Savings Plan.

(11)

Includes 298,200 shares of Common Stock issuable upon exercise of currently exercisable stock options and 77,241 shares of Common Stock allocated to accounts pursuant to the provisions of our GP Retirement Savings Plan.

After expiration or termination of the Offer, our directors, executive officers and Sagard Capital may sell Shares that are not sold pursuant to the Offer, subject to applicable law and applicable policies and practices of the Company, from time to time in open market transactions at prices that may be more or less favorable than the Final Purchase Price to be paid to our holders of Common Share pursuant to the Offer.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our Shares during the 60 days prior to September 2, 2014 except as set forth below under “—Share Repurchase Program” and as follows:

•

As reported on a Form 4 filed with the SEC on August 8, 2014, Mr. Greenberg was deemed to have disposed of 1,669 Shares on August 6, 2014 at a per share of $25.27, which disposition was the result of the Company withholding Shares to satisfy tax withholding obligations in connection with the partial vesting of a restricted stock award granted on August 6, 2012.

•

As reported on a Form 4 filed with the SEC on August 8, 2014, Mr. Sharp was deemed to have disposed of 1,379 Shares on August 6, 2014 at a per share of $25.27, which disposition was the result of the Company withholding Shares to satisfy tax withholding obligations in connection with the partial vesting of a restricted stock award granted on August 6, 2012.

•

As reported on a Form 4 filed with the SEC on August 8, 2014, Ms. Esposito-Mayer was deemed to have disposed of 1,089 Shares on August 6, 2014 at a per share of $25.27, which disposition was the result of the Company withholding Shares to satisfy tax withholding obligations in connection with the partial vesting of a restricted stock award granted on August 6, 2012.

•

As reported on a Form 4 filed with the SEC on August 8, 2014, Mr. Crawford was deemed to have disposed of 718 Shares on August 6, 2014 at a per share of $25.27, which disposition was the result of the Company withholding Shares to satisfy tax withholding obligations in connection with the partial vesting of a restricted stock award granted on August 6, 2012.

•

As reported on a Form 4 filed with the SEC on August 8, 2014, Mr. Duquette was deemed to have disposed of 927 Shares on August 6, 2014 at a per share of $25.27, which disposition was the result of the Company withholding Shares to satisfy tax withholding obligations in connection with the partial vesting of a restricted stock award granted on August 6, 2012.

•

As reported on a Form 4 filed with the SEC on August 8, 2014, Mr. Baer was deemed to have disposed of 866 Shares on August 6, 2014 at a per share of $25.27, which disposition was the result of the Company withholding Shares to satisfy tax withholding obligations in connection with the partial vesting of a restricted stock award granted on August 6, 2012.

•

As reported on a Form 4 filed with the SEC on August 8, 2014, Ms. Begley was deemed to have disposed of 129 Shares on August 6, 2014 at a per share of $25.27, which disposition was the result of the Company withholding Shares to satisfy tax withholding obligations in connection with the partial vesting of a restricted stock award granted on August 6, 2012.

•

As reported on a Form 4 filed with the SEC on August 8, 2014, Mr. Gugala was deemed to have disposed of 429 Shares on August 6, 2014 at a per share of $25.27, which disposition was the result of the Company withholding Shares to satisfy tax withholding obligations in connection with the partial vesting of a restricted stock award granted on August 6, 2012.

•

As reported on a Form 4 filed with the SEC on August 8, 2014, Mr. Moran was deemed to have disposed of 1,034 Shares on August 6, 2014 at a per share of $25.27, which disposition was the result of the Company withholding Shares to satisfy tax withholding obligations in connection with the partial vesting of a restricted stock award granted on August 6, 2012.

•

As reported on a Form 4 filed with the SEC on August 8, 2014, Mr. Nasal was deemed to have disposed of 517 Shares on August 6, 2014 at a per share of $25.27, which disposition was the result of the Company withholding Shares to satisfy tax withholding obligations in connection with the partial vesting of a restricted stock award granted on August 6, 2012.

•

As reported on a Form 4 filed with the SEC on August 8, 2014, Ms. Ung was deemed to have disposed of 508 Shares on August 6, 2014 at a per share of $25.27, which disposition was the result of the Company withholding Shares to satisfy tax withholding obligations in connection with the partial vesting of a restricted stock award granted on August 6, 2012.

Equity Incentive Plans. Our shareholders approved the 2011 Stock Incentive Plan (the “2011 Plan”) at our Annual Meeting of Shareholders in December 2011. The 2011 Plan replaced the 1973 Non-Qualified Stock Option Plan, as amended, and the 2003 Incentive Stock Plan (the “Prior Plans”). No new awards will be made under the Prior Plans and outstanding awards will remain outstanding under the Prior Plans until settled. Under the 2011 Plan, we may grant awards of non-qualified stock options, incentive stock options, restricted stock, stock units, performance shares, performance units and other incentives payable in cash or in shares of our common stock to officers, employees or members of the Board of Directors. We are authorized to grant an aggregate of 1,355,764 shares under the 2011 Plan. As of August 29, 2014, there were 1,059,251 available shares for issuance of future grants of awards under the 2011 Plan. As of August 29, 2014, there were 511,950 shares representing outstanding awards under the Prior Plans and 252,035 shares representing outstanding awards under the 2011 Plan.

Non-qualified stock options are granted with an exercise price not less than the fair market value of our common stock at the date of grant, vest over a period up to ten years, and expire at various terms up to ten years from the date of grant. In addition to stock options, we issue restricted stock units to key employees and members of the Board of Directors based on meeting certain service goals. The stock units vest to the recipients at various dates, up to five years, based on fulfilling service requirements. Upon vesting, the stock units are settled in shares of our common stock. As of August 29, 2014, an aggregate of 555,550 Shares were subject to outstanding non-qualified stock options (of which 380,250 were fully vested) and an aggregate of 208,435 restricted stock units were outstanding under our equity compensation plans.

Share Repurchase Program. During the past 60 days, we repurchased 70,689 Shares for an aggregate of approximately $1.7 million under the our previously announced share repurchase program.

Non-Employee Director Cash Compensation. Our Board of Directors has adopted guidelines for the compensation of our non-employee directors. The following summarizes the annual compensation payable to our non-employee directors as approved by the Board of Directors:

•	Base annual fee of $45,000;

•	Additional annual fee of $40,000 for serving as Chairman of the Board;

•	Additional annual fee of $15,000 for serving on the Executive Committee, excluding the Chairman;

•	Additional annual fee of $20,000 for serving as Chairman of the Audit Committee;

•	Additional annual fee of $8,000 for serving on the Audit Committee;

•	Additional annual fee of $7,000 for serving as Chairman of the Compensation Committee;

•	Additional annual fee of $5,000 for serving on the Compensation Committee; and

•	500 fully vested shares of our common stock per quarter.

At the option of the directors, up to one-half of the fees may be paid in shares of our common stock.

Stock Ownership Guidelines. Under stock ownership guidelines approved by the Nominating/Corporate Governance Committee, within five years after his or her election or appointment to the Board, all directors (including the Chief Executive Officer) are expected to accumulate and hold at least 15,000 shares of GP Strategies’ common stock. Stock holdings do not include unvested stock units or unexercised stock options.

Named Executive Officer Compensation. Our Compensation Committee grants to the Named Executive Officers (the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers as of GP Strategies’ last completed fiscal year) equity compensation under our incentive stock plan. Equity compensation for the named executive officers, which has historically taken the form of stock options and restricted stock units, is currently granted pursuant to our 2011 Stock Incentive Plan

Description of Termination Provisions in Employment Agreements

We have employment agreements with all five of the named executive officers. These agreements provide for various payments and benefits to be made to them if their employment with us is terminated for certain reasons. The circumstances in which payments may be made and the potential amounts of those payments are described in this section. We believe that the payments provided for in these agreements are reasonable and appropriate as part of the total compensation packages available for our named executive officers. The following description of certain terms of the employment agreements with our named executive officers is a summary and is subject to, and qualified in its entirety by, the agreements, which have been filed as exhibits to our filings with the SEC. The employment agreements between us and each of Messrs. Greenberg and Sharp provide for termination by either party on two years’ notice, unless sooner terminated:

•	by the executive’s death or disability;

•	by the executive for “good reason,” as defined below;

•	by us for “cause,” as defined below; or

•	by mutual agreement between us and the executive.

The employment agreements between us and each of Ms. Esposito-Mayer, Mr. Duquette and Mr. Crawford have an initial term which ended on February 28, 2009 but the term automatically extends unless the agreement is terminated by us or the executive by giving the other notice of a decision to terminate the agreement prior to a date determined by the agreements. As such dates have passed for each of the executives, the agreements have been extended and now will continue in effect until terminated:

•	by the executive’s death or disability;

•	by the executive for “just cause,” as defined below;

•	by us for “cause,” as defined below;

•	by us or the executive by giving the other a period of “required notice,” as defined below; or

•	by mutual agreement between us and the executive.

The “required notice” period is fifteen months for Ms. Esposito-Mayer and Mr. Duquette and twelve months for Mr. Crawford.

The discussion and tables below reflect the estimated termination benefits that would be paid or accrue to each of the named executive officers in the event of the following termination scenarios:

Termination for Cause. If we terminate the employment of one of the named executives for “cause,” as defined below, such executive would be entitled to unpaid base salary and continuation of benefits through the date of termination only.

“Cause” is defined under the employment agreements of Messrs. Greenberg and Sharp as follows:

•	Willful and continued failure to substantially perform his duties or obligations under the employment agreement (after notice and failure to cure); or

•	Willful engaging in misconduct which is materially monetarily injurious to us.

“Cause” as defined under the employment agreements of Ms. Esposito-Mayer, Mr. Duquette and Mr. Crawford exists if such executive shall:

•	Be convicted, plead guilty, or enter a plea of nolo contendere to a felony or a crime involving moral turpitude; or

•	Commit any act or omit to take any action in bad faith and to our detriment; or

•

Willfully and continually fail to perform his or her duties or obligations under any provision of the employment agreement in any material respect, and shall not correct such failure within ten days after receipt of written notice thereof; or

•	Fail to perform his or her duties or obligations pursuant to the non-compete and confidential information provisions of his or her employment agreement in any material respect.

Termination upon disability. We may terminate the employment of a named executive officer in the event of such executive’s incapacity due to extended physical or mental illness. In the case of disability, the affected executive would be entitled to his or her unpaid base salary and continuation of benefits through the date of termination only. If Mr. Greenberg or Mr. Sharp has been absent from his duties on a full-time basis for the entire period of six consecutive months due to physical or mental illness, we may terminate his employment thirty days after giving him notice of termination if he has not returned to the performance of his duties on a full-time basis within those thirty days. If Ms. Esposito-Mayer, Mr. Duquette or Mr. Crawford is unable to fully discharge his or her duties for a period of ninety consecutive days due to a serious health condition (as defined in the Family and Medical Leave Act of 1993) and after giving effect to any reasonable accommodation required by law, we may terminate his or her employment as of a date specified in a notice of termination given to such employee.

Termination upon death. In the event of death, each of the named executive officers is entitled to his or her full salary through the date of death and we are required to pay his or her spouse or estate the following: for Messrs. Greenberg and Sharp—an amount equal to his full salary for one year after the date of death; and for Ms. Esposito-Mayer, Mr. Duquette or Mr. Crawford—his or her full salary through the end of the calendar month within which termination occurred plus his or her full salary for the following two calendar months, and for purposes of the vesting of any stock units outstanding and unvested as of the date of termination of his or her employment, he or she shall be deemed to have been employed through the remaining period under the employment agreement.

Termination without cause, or for “good reason” or “just cause”. If we terminate a named executive officer’s employment without cause or a named executive officer terminates his or her employment for “good reason” or “just cause,” as defined below, then the named executive officer would be entitled to certain compensation discussed in detail below.

“Good reason” is defined under the employment agreements of Messrs. Greenberg and Sharp as follows:

•	A change in control as defined in his employment agreement; or

•	A management change in control as defined in his employment agreement; or

•	A failure by us to comply with any material provision of the employment agreement which has not been cured within ten days after notice of such noncompliance has been given to us by the executive; or

•	Any purported termination of the executive’s employment by us which is not effected pursuant to a notice of termination satisfying the requirements of the employment agreement.

Ms. Esposito-Mayer, Mr. Duquette and Mr. Crawford shall be deemed to have resigned for “just cause,” under the terms of their employment agreement, in the event that he or she resigns within sixty days following either:

•	Our imposition, without express written consent of the executive, of any significant change in his or her function, duties, or responsibilities that is not consistent with him or her being an executive, unless we rescind or modify such change within ten business days after receipt of written notice from the executive; or

•

Our failure to make any material payment, or provide any material benefit to the executive pursuant to the employment agreement, unless we correct any such deficiency within ten business days after receipt of written notice from the executive; or

•	Our breach of any other term of the employment agreement, unless we correct such failure or breach within thirty days after written notice from the executive.

Termination Payments under Mr. Greenberg’s Employment Agreement. If we terminate Mr. Greenberg’s employment without cause, or if he terminates his employment for “good reason” other than as a result of a management change in control, we are obligated to pay him his full salary and provide his benefits through the date of termination, pay his full bonus for the calendar year in which the date of termination occurs, and pay as severance an amount equal to his average annual cash compensation received from us during the three full calendar years immediately preceding the termination date, multiplied by the greater of (i) the number of years that would have been remaining in the employment period if his employment had not been terminated and (ii) three. In addition, all options to purchase Common Stock granted to him shall become fully vested and we must provide him with continued benefits for three years under all employee benefit plans and programs in which he was entitled to participate prior to the termination.

If Mr. Greenberg terminates his employment as a result of a management change in control, we are obligated to pay him his full salary and provide his benefits through the date of termination, pay his full bonus for the calendar year in which the date of termination occurs, and pay as severance an amount equal to his average annual cash compensation received from us during the three full calendar years immediately preceding the termination date, multiplied by two. In addition, all options to purchase Common Stock granted to him shall become fully vested and we must provide him with continued benefits for two years under all employee benefit plans and programs in which he was entitled to participate prior to the termination.

Termination Payments under Mr. Sharp’s Employment Agreement. If we terminate Mr. Sharp’s employment without cause, or if he terminates his employment for “good reason” other than as a result of a management change in control, we are obligated to pay him his full salary and provide his benefits through the date of termination, pay his full bonus for the calendar year in which the date of termination occurs, and pay as severance an amount equal to his average annual cash compensation received from us during the three full calendar years immediately preceding the termination date, multiplied by the greater of (i) the number of years that would have been remaining in the employment period if his employment had not been terminated and (ii) three. In addition, all options to purchase Common Stock granted to him shall become fully vested and we must provide him with continued benefits for three years under all employee benefit plans and programs in which he was entitled to participate prior to the termination.

If Mr. Sharp terminates his employment as a result of a management change in control, we are obligated to pay him his full salary and provide his benefits through the date of termination, pay his full bonus for the calendar year in which the date of termination occurs, and pay as severance an amount equal to his average annual cash compensation received from us during the three full calendar years immediately preceding the termination date, multiplied by two. In addition, all options to purchase Common Stock granted to him shall become fully vested and we must provide him with continued benefits for one year under all employee benefit plans and programs in which he was entitled to participate prior to the termination.

Termination Provisions of Employments Agreement with Ms. Esposito-Mayer, Mr. Duquette and Mr. Crawford. If during the term of any of Ms. Esposito-Mayer’s, Mr. Duquette’s or Mr. Crawford’s employment agreement we terminate his or her employment without “cause” or any of them terminates his or her employment for just cause and he or she is in full compliance with his or her obligations under the employment agreement, we are obligated to pay the executive his or her base annual salary at the rate in effect on the date of such termination, and the executive will continue to be eligible to receive such benefits as he or she would have been entitled to had his or her employment not terminated, for a period of time after termination equal to the length of the required notice. In addition, upon the occurrence of a “Change in Control” or “Sale of the Company,” as defined in each of their employment agreements, all stock options to purchase Common Stock granted to him or her shall immediately become fully vested and exercisable, and certain stock units granted to him or her under the 2003 Incentive Stock Plan must immediately be paid in unrestricted shares of Common Stock (at this time all outstanding stock units are under the 2011 Stock Incentive Plan).

Retirement Benefits Under 401(k) Plan

We maintain a defined contribution 401(k) Plan in which all eligible employees may participate. We may make matching contributions under the 401(k) Plan at our discretion equal to a uniform percentage of the first 7% of base compensation for eligible employees.

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors. Such indemnification agreements require us to indemnify and advance expenses on behalf of these individuals if he or she is made or threatened to be made a party or a participant in a proceeding by reason of the fact that he or she was a director and/or officer, as applicable, of GP Strategies, subject to certain exceptions, to the fullest extent permitted by applicable law.

General

The foregoing description of agreements and arrangements involving Shares are qualified in their entirety by reference to the text of the respective agreement or arrangement, copies of which have been filed with the SEC. Except as otherwise described or incorporated by reference in this Offer to Purchase, or our most recent proxy statement, none of GP Strategies nor, to the best of our knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of GP Strategies, including any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12. Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

13. Certain U.S. Federal Income Tax Consequences.

The following is a summary of certain U.S. federal income tax consequences of the Offer to stockholders whose Shares are properly tendered and accepted for payment pursuant to the Offer. Those stockholders who do not participate in the Offer will not incur any U.S. federal income tax liability from the Offer. This summary is based on U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder and administrative interpretations and judicial decisions, all as in effect on the date of this Offer to Purchase and all of which are subject to change, with possible retroactive effect. This summary addresses only Shares held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). It does not purport to address all of the tax consequences that may be relevant to a particular stockholder in light of that stockholder’s particular circumstances and does not apply to persons subject to special treatment under U.S. federal income tax law (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, mutual funds, regulated investment companies, real estate investment trusts, “S” corporations, partnerships or other pass-through entities (including entities treated as such for U.S. federal income tax purposes), expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction, persons owning (actually or constructively) more than 5% of our outstanding Shares or persons that have a functional currency other than the U.S. dollar). This summary does not apply to Shares acquired as compensation, upon the exercise of stock options or under a tax-qualified retirement plan. This summary also does not address tax consequences arising under any laws other than U.S. federal income tax laws, including under state, local or foreign laws, or under U.S. federal estate or gift tax laws. This summary also does not address the 3.8% Medicare surtax on “net investment income,” including, among other things, dividends and net gain from dispositions of property (other than property held in a trade or business), to which certain individuals, estates and trusts whose income exceeds certain thresholds may be subject.

This summary is not intended to constitute a complete analysis of all tax considerations relevant to a particular stockholder. Accordingly, the following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the particular circumstances pertaining to a stockholder. Each stockholder is urged to consult its own tax advisor regarding the federal, state, local, foreign and other tax consequences of participating in the Offer.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity or arrangement taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” is a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a stockholder, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. A stockholder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the Offer.

Tax Considerations for Participants in the GP Retirement Savings Plan

Special tax consequences may apply with respect to Shares tendered through the GP Retirement Savings Plan. Please refer to the letter that will be sent to plan participants from the agent for the Company for a discussion of the tax consequences applicable to Shares held pursuant to the plan.

Consequences of the Offer to U.S. Holders

Characterization of the Purchase of Shares Pursuant to the Offer. Our purchase of Shares from a U.S. Holder pursuant to the Offer generally will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending on the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, the sale of Shares by a stockholder for cash pursuant to the Offer will be treated as a “sale or exchange” of Shares for U.S. federal income tax purposes, rather than as a distribution with respect to the Shares held by the tendering U.S. Holder, if the sale (i) results in a “complete redemption” of the U.S. Holder’s equity interest in us under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 tests”).

Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. A U.S. Holder must take into account not only the shares that are actually owned by the U.S. Holder, but also shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as shares the U.S. Holder has an option to purchase.

•

Complete Redemption. The receipt of cash by a U.S. Holder will be a “complete redemption” of the U.S. Holder’s equity interest in us if either (i) the U.S. Holder owns no Shares, actually or constructively, immediately after the Shares are sold pursuant to the Offer or (ii) the U.S. Holder actually owns no Shares immediately after the Shares are sold pursuant to the Offer and, with respect to Shares constructively owned by the U.S. Holder immediately after the offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such Shares under procedures described in Section 302(c) of the Code and applicable Treasury regulations. U.S. Holders wishing to satisfy the “complete redemption” test through waiver of attribution are urged to consult their own tax advisors regarding the requirements, mechanics and desirability of such a waiver.

•

Substantially Disproportionate. The receipt of cash by a U.S. Holder will be “substantially disproportionate” if the percentage of our outstanding Shares actually and constructively owned by the U.S. Holder immediately following the sale of Shares pursuant to the Offer is less than 80% of the percentage of our outstanding Shares actually and constructively owned by the U.S. Holder immediately before the sale of Shares pursuant to the Offer.

•

Not Essentially Equivalent to a Dividend. The receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” if the surrender of Shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s equity interest in us, given the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published guidance that even a small reduction in the proportionate interest of a small minority stockholder in a publicly and widely held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Contemporaneous dispositions or acquisitions of Shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Thus, proration may affect whether the surrender of Shares by a

U.S. Holder pursuant to the Offer will meet any of the Section 302 tests. See Section 6 for information regarding an option to make a conditional tender of a minimum number of Shares. U.S. Holders are urged to consult their own tax advisors regarding whether to make a conditional tender of a minimum number of Shares, and the appropriate calculation thereof.

U.S. Holders are urged to consult their own tax advisors regarding the application of the three Section 302 tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of Shares pursuant to the Offer.

Sale or Exchange Treatment. A U.S. Holder that satisfies any of the Section 302 tests generally will recognize gain or loss equal to the difference between the amount of cash received under the Offer and the U.S. Holder’s tax basis in such Shares. Generally, a U.S. Holder’s tax basis in the shares will be equal to the cost of the shares to the U.S. Holder. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Shares is more than one year at the time of disposition. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (maximum rate of 20%). Certain limitations apply to the deductibility of capital losses. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) that are purchased pursuant to the Offer.

Distribution Treatment. If a U.S. Holder does not satisfy any of the Section 302 tests, the full amount received by the U.S. Holder pursuant to the Offer will be treated as a distribution to the U.S. Holder with respect to the U.S. Holder’s Shares, and the U.S. Holder’s tax basis in the Shares surrendered generally will be added to any Shares retained by the U.S. Holder. This distribution will be treated as a dividend to the extent of the U.S. Holder’s share of our current and accumulated earnings and profits, if any, as determined under U.S. federal income tax principles. Such a dividend would be includible in the U.S. Holder’s gross income without reduction for the tax basis of the surrendered Shares, and no current loss would be recognized. Currently, dividends are taxable at a maximum rate of 20% for non-corporate U.S. Holders if certain holding period and other requirements are met. To the extent that the amount received by a U.S. Holder exceeds the U.S. Holder’s share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in its Shares (with a corresponding reduction in such U.S. Holder’s adjusted tax basis until reduced to zero) and then as capital gain from the sale or exchange of Shares.

To the extent that a corporate U.S. Holder is treated as receiving a dividend, it may be (i) eligible for a dividends received deduction (subject to applicable limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Each corporate U.S. Holder should consult its own tax advisor as to availability of the dividends received deduction and the application of Section 1059 of the Code in light of its particular circumstances.

We have not yet determined whether we will have current earnings and profits at the time of the repurchase. Whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, the extent to which a U.S. Holder will be treated as receiving a dividend if the repurchase of its shares pursuant to the Offer is not entitled to sale or exchange treatment under Section 302 of the Code is unclear.

Information Reporting and Backup Withholding. See Section 3 with respect to information reporting and information reporting and the application of the U.S. federal backup withholding tax.

Consequences of the Offer to Non-U.S. Holders

The following discussion applies only to Non-U.S. Holders and assumes that no item of income, gain, deduction or loss derived by the Non-U.S. Holder in respect of any Share at any time is effectively connected with the conduct of a U.S. trade or business (or, if an income tax treaty applies, no such item is generally attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder). Special rules, not discussed herein, may apply to certain Non-U.S. Holders, such as: certain former citizens or residents of the United States; controlled foreign corporations; passive foreign investment companies; corporations that accumulate earnings to avoid U.S. federal income tax; investors in pass-through entities that are subject to special treatment under the Code; and Non-U.S. Holders that are engaged in the conduct of a U.S. trade or business (or, if an income tax treaty applies, have items that are generally attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder).

Withholding for Non-U.S. Holders. See Section 3 and the discussion below under “Distribution Treatment” with respect to the application of U.S. federal income tax withholding to payments made to Non-U.S. Holders pursuant to the Offer.

Sale or Exchange Treatment. Gain realized by a Non-U.S. Holder on a sale of Shares pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” pursuant to the Section 302 tests described above under “Consequences of the Offer to U.S. Holders—Characterization of the Purchase of Shares Pursuant to the Offer” unless:

•

the Non-U.S. Holder is an individual present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the gain generally will be subject to tax at a rate of 30%; or

•

we are or have been a U.S. real property holding corporation during the relevant statutory period. We do not believe that we currently are, or have been during the relevant statutory period, a U.S. real property holding corporation.

Distribution Treatment. If a Non-U.S. Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-U.S. Holder will be treated as a distribution with respect to the Non-U.S. Holder’s Shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, tax-free return of capital, or gain from the sale of Shares will be determined in the manner described above under “Consequences of the Offer to U.S. Holders—Distribution Treatment.” To the extent that amounts received by a Non-U.S. Holder are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable income tax treaty. To obtain a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty.

If a Non-U.S. Holder tenders shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the Non-U.S. Holder pursuant to the Offer. Such U.S. brokers or other nominees may withhold or require certifications in this regard. Non-U.S. Holders tendering shares held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

Notwithstanding the foregoing, even if a Non-U.S. Holder tenders shares held in its own name as a holder of record and delivers to the Depositary a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) before any payment is made, the Depositary will withhold 30% of the gross proceeds regardless of whether the payment is properly exempt from U.S. federal gross income tax under the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test (as described above).

To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8ECI (or successor form). A Non-U.S. Holder that qualifies for an exemption from withholding on these grounds generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent as if it were a U.S. Holder, and in the case of a foreign corporation, an additional branch profits tax may be imposed, at a rate of 30% (or a lower rate specified in an applicable income tax treaty), with respect to such income.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder satisfies one of the Section 302 tests described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Backup withholding (described below) generally will not apply to amounts subject to the 30% or treaty-reduced rate of United States federal income tax withholding.

NON-U.S. HOLDERS MAY BE SUBJECT TO INCOME TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER EVEN IF SUCH HOLDERS WOULD NOT BE SUBJECT TO TAX IF THOSE SAME SHARES WERE SOLD ON THE OPEN MARKET. NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER, INCLUDING THE APPLICATION OF U.S. FEDERAL INCOME TAX WITHHOLDING RULES, ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE.

Information Reporting and Backup Withholding. See Section 3 with respect to information reporting and the application of the U.S. federal backup withholding tax.

Consequences of the Offer to Holders of Shares that Do Not Tender in the Offer

The Offer will have no U.S. federal income tax consequences to our stockholders that do not tender any Shares in the Offer.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

14. Extension of the Offer; Termination; Amendment.

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension, subject to applicable law. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder’s Shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e- 4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price range or by increasing or decreasing the value of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•

we increase or decrease the price range to be paid for Shares or increase or decrease the value of Shares sought in the Offer (and thereby increase or decrease the number of Shares purchasable in the Offer), and, in the event of an increase in the value of Shares purchased in the Offer, the number of shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares, and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then in each case the Offer will be extended until the expiration of the period of at least ten business days from and, including, such date.

If we increase the value of Shares purchased in the Offer such that the additional amount of Shares accepted for payment in the Offer does not exceed 2% of the outstanding Shares, this will not be deemed a material change to the terms of the Offer and we will not be required to amend or extend the Offer. See Section 1.

15. Fees and Expenses.

We have retained Wells Fargo Securities, LLC to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, Wells Fargo Securities, LLC may communicate with brokers, dealers, trust companies and similar entities with respect to the Offer. Wells Fargo Securities, LLC will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse Wells Fargo Securities, LLC for reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify Wells Fargo Securities, LLC against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Wells Fargo Securities, LLC and its affiliates have provided various investment banking and other services to us in the past, for which they have received customary compensation from us. An affiliate of Wells Fargo Securities, LLC is the lender under the Credit Agreement, the proceeds of which will be used to fund any purchase of Shares pursuant to the Offer. We expect Wells Fargo Securities, LLC and its affiliates to continue to render such services, for which they would expect to continue to receive customary compensation from us. Additionally, in the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, Wells Fargo Securities, LLC and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

We have also retained MacKenzie Partners, Inc. to act as Information Agent in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. MacKenzie Partners, Inc., in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We have also retained Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. Computershare Trust Company, N.A., in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers or other nominee stockholders are urged to consult the brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of the Information Agent, the Dealer Manager or the Depositary, for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5 hereof.

16. Miscellaneous.

We are not aware of any state where the making of the Offer is not in compliance with applicable law. If we become aware of any state where the making of the Offer is not in compliance with the laws of such state, we will make a good faith effort to comply with the applicable state law. If, after good faith effort, we cannot comply with the applicable state law, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares residing in that state. In any state where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such state.

After completing the Offer, we may consider various forms of share repurchases, including open market purchases, tender offers, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions and other factors we deem relevant.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning GP Strategies.

Rule 13e-4(f) under the Exchange Act prohibits us and our affiliates from purchasing any Shares other than in the Offer until at least ten business days after the Expiration Date. Accordingly, any additional purchases outside of the Offer may not be consummated until at least ten business days after the Expiration Date.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors, the Dealer Manager, the Depositary or the Information Agent.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR

REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GP STRATEGIES CORPORATION, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

GP Strategies Corporation

September 2, 2014

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By Mail or Overnight Courier:	By Overnight Courier:
Computershare Trust Company, N.A. Attention: Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. Attention: Corporate Actions 250 Royall Street Suite V Canton, Massachusetts 02021

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Wells Fargo Securities, LLC
375 Park Avenue
New York, New York 10152
Call: (212) 214-6400
Call Toll Free: (877) 450-7515